Exhibit 23.4

[Gilbert Laustsen Jung Associates Ltd. Letterhead]

LETTER OF CONSENT

We hereby consent to the incorporation by reference on Form 8-K of Calpine Corporation (the “Company”) and to the references to this firm for the Company’s estimated Canadian proved reserves contained on Form 8-K dated December 31, 2002.

Yours truly,

GILBERT LAUSTSEN JUNG ASSOCIATES LTD.

/s/ Myron J. Hladyshevsky

Myron J. Hladyshevsky, P. Eng. Vice-President

Calgary, Alberta Dated: October 20, 2003